Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 25, 2022
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS FINANCIAL RESULTS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2022

Porterville, CA – July 25, 2022 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three-and six-month periods ended June 30, 2022. Sierra Bancorp reported consolidated net income of $9.2 million, or $0.61 per diluted share, for the second quarter of 2022, compared to $11.7 million, or $0.76 per diluted share, in the second quarter of 2021. On a linked-quarter basis, the Company increased net income by $1.8 million, or 24%.

For the first six months of 2022, the Company recognized net income of $16.6 million as compared to $22.8 million for the same period in 2021. The Company's financial performance metrics for the first half of 2022 include an annualized return on average equity of 10.10%, a return on average assets of 0.98%, and diluted earnings per share of $1.10.

“In this uncertain time of volatile interest rates and higher inflation, the strength of our loyal customer base provides us with a foundation of core deposits that position us to prudently increase loan production. I believe that these fundamentals remain a critical part of our success,” stated Kevin McPhaill, President and CEO. “It is through our entire banking team’s efforts that we continue to post solid financial results, and this last quarter is no exception with a 24% increase in net income on a linked quarter basis. Thanks to our strong capital position, recently expanded lending teams, and our low-cost core deposit base, we are excited about our prospects in the second half of 2022!” McPhaill concluded.

Financial Highlights

Quarterly Changes (comparisons to the second quarter of 2021)

●	Net interest income decreased $0.6 million, or 2%, due primarily to a $0.4 million increase in interest expense from the issuance of subordinated debt during the third quarter of 2021 and higher cost of funds on interest-bearing liabilities due to the recent increases in the prime interest rate.
●	Noninterest income increased $3.8 million, primarily due to a $3.2 million gain on sale of other assets, $0.4 million in life insurance proceeds, a $0.2 million recovery on an acquired loan, and a $1.0 million recovery of prior year legal expenses, partially offset by a $1.4 million negative variance in corporate owned life insurance with income linked to the Company’s nonqualified deferred compensation plan.
●	The provision for credit losses on loans and leases was $2.5 million under the new current expected credit losses (“CECL”) methodology, as compared to a $2.1 million benefit under the incurred loss model in the same quarter of 2021, for a net increase of $4.6 million. This is driven primarily from the replacement of allowance due to $2.3 million in net loan charge offs during the second quarter of 2022.
●	All capital ratios remain well above the regulatory requirements for a well-capitalized institution. The Community Bank Leverage ratio was 11.72% for Bank of the Sierra. The Sierra Bancorp leverage ratio was 10.45%.

Sierra Bancorp Financial Results

July 25, 2022

●	Our Board of Directors declared a cash dividend of $0.23 per share on July 21, 2022. This is the 94th consecutive quarterly dividend paid by Sierra Bancorp. The cash dividend is payable on August 15, 2022 to shareholders of record at the close of business on August 1, 2022.

Linked Quarter Changes (comparisons to the three months ended March 31, 2022)

●	Net income improved by $1.8 million, or 24%, driven mostly by a $1.8 million increase in net interest income, and higher noninterest income, offset by unfavorable changes in the provision for credit losses and noninterest expense. The increase in net interest income was driven by higher average earning assets and a 22 basis point increase in the yield on earning assets, partially offset by a 5 basis point increase in the cost of interest-bearing liabilities.
●	Noninterest income increased by $4.4 million, or 72%, for same reasons as outlined in the quarterly comparison above.
●	The provision for credit losses on loans and leases increased $1.9 million to $2.5 million due mostly to charge-offs in the second quarter as the quantitative and qualitative components of the allowance for credit losses remained consistent with the prior quarter.
●	Noninterest expense increased $1.9 million, or 10%, mostly in other operating expense, due to a $0.7 million increase in other expense due to a proactive approach to a regulatory change in the treatment of non-sufficient fund charges on representments, a $0.4 million increase in recruitment costs for our new lending teams, and a $0.3 million increase in postage and supplies due to mailing of new account agreements to customers.

Year to-Date Changes (comparisons to the first six-months of 2021)

●	Net income decreased by $6.2 million due mostly to a $5.0 million increase in the provision for credit losses, as well as lower net interest income on a change in mix of average earning assets, partially offset by higher noninterest income.
●	The provision for credit losses on loans and leases was $3.1 million, an increase of $5.0 million, due to a change from the incurred loss method to the current expected credit loss method, coupled with higher charge-offs in 2022 on two loan relationships.
●	Net interest income decreased by $4.4 million, or 8%, due mostly to the change in mix of interest earning assets with average loan balances increasing and investments increasing. In addition, the cost of interest-bearing liabilities was higher due to increases in index rates on certain floating rate liabilities.
●	Noninterest income increased $3.1 million, or 23%, for the same reasons as noted above in the quarterly comparison, combined with a $1.0 million gain on the sale of investment securities, and a $2.6 million negative variance in BOLI income tied to our nonqualified deferred compensation plan.

Balance Sheet Changes (comparisons to December 31, 2021)

●	Total assets were relatively unchanged at $3.4 billion with increases in loans and investments partially offset by lower cash balances.
●	Deposits increased by $69.4 million, or 2%. The growth in deposits came primarily from noninterest-bearing or low-cost transaction and savings accounts, while higher-cost time deposits increased $5.9 million.
●	Gross loans increased $32.9 million due predominantly to the purchase of $173.1 million in high quality jumbo single family mortgage loan pool purchases. These mortgage loan pool purchases were offset by $201.8 million in loan maturities, charge-offs and payoffs. Organic loan production for the first half of 2022 was $142.1 million, a 61% increase, as compared to $88.3 million for the comparative period in 2021, as the new lending teams hired earlier in the year have been gaining traction in our market.
●	Investment securities increased $52.3 million, or 5%. On April 1, 2022, the Company transferred $162.1 million of “available-for-sale” investment securities to “held-to-maturity”. The securities were transferred at fair market value on the date of transfer. The transfer was initiated to partially insulate other comprehensive income and equity from changes in interest rates. This transfer had no impact on net income, and future price changes on these securities due to changes in interest rates will not affect capital.

Sierra Bancorp Financial Results

July 25, 2022

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			six months ended
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Net income	$9,204	$7,407	$11,708	$16,611	$22,786
Diluted earnings per share	$0.61	$0.49	$0.76	$1.10	$1.48
Return on average assets	1.07%	0.88%	1.42%	0.98%	1.41%
Return on average equity	11.68%	8.64%	13.29%	10.10%	13.11%

Net interest margin (tax-equivalent)	3.40%	3.21%	3.60%	3.31%	3.76%
Yield on average loans and leases	4.31%	4.32%	4.57%	4.31%	4.55%
Cost of average total deposits	0.11%	0.08%	0.09%	0.10%	0.09%
Efficiency ratio (tax-equivalent) (1)	59.19%	67.08%	58.79%	62.70%	57.57%

Total assets	$3,396,635	$3,418,854	$3,272,048	$3,396,635	$3,272,048
Loans & leases net of deferred fees	$2,021,581	$1,982,131	$2,140,961	$2,021,581	$2,140,961
Noninterest demand deposits	$1,120,413	$1,104,691	$1,073,833	$1,120,413	$1,073,833
Total deposits	$2,850,999	$2,864,943	$2,775,914	$2,850,999	$2,775,914
Noninterest-bearing deposits over total deposits	39.3%	38.6%	38.7%	39.3%	38.7%

Shareholders’ equity / total assets	8.8%	9.5%	10.9%	8.8%	10.9%
Tangible common equity ratio (2)	8.0%	8.7%	10.1%	8.0%	10.1%
Book value per share	$19.82	$21.59	$23.21	$19.82	$23.21
Tangible book value per share (2)	$17.82	$19.58	$21.19	$17.82	$21.19
(1)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures" later in this document

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $26.6 million, for the second quarter of 2022, a $0.6 million decrease, or 2% under the second quarter of 2021, and decreased $4.4 million, or 8% to $51.3 million for the first six months of 2022 relative to the same period in 2021.

For the second quarter of 2022, growth in average interest-earning assets totaled $117.5 million, or 4%, as compared to the second quarter of 2021. The yield on these balances was 11 basis points lower for the same period. Average loan balances decreased $173.0 million with a 26 basis point decrease in yield, while average investment balances increased $290.6 million with a 79 basis point increase in yield, mostly due to a $388.9 million increase in average collateralized loan obligation balances which have variable rates. There was a 13 basis point increase in the cost of our interest-bearing liabilities for the same period.

Net interest income for the comparative year-to-date periods decreased due to the change in mix on interest earning assets, compounded by an increase in interest rates paid on interest-bearing liabilities. There was a $293.5 million, or 13% decline in average loan and lease balances yielding 24 basis points less for the same period, while average investment balances increased $451.0 million yielding 28 basis points higher for the same period. Average interest-bearing liabilities increased $86.8 million, of which $49.2 million is attributed to the issuance of subordinated debt in the third quarter of 2021, with an 11 basis point overall increase in yield. The net impact of the mix and rate change was a 45 basis point decrease in our net interest margin for the six-months ending June 30, 2022 as compared to the same period in 2021.

Sierra Bancorp Financial Results

July 25, 2022

Interest expense was $1.6 million for the second quarter of 2022, an increase of $0.7 million, or 80%, relative to the second quarter of 2021. For the first six months of 2022, compared to the first six months of 2021, interest expense increased $1.1 million, or 63%, to $2.9 million. The increase in interest expense is attributable to the issuance of subordinated debt combined with an increase in interest rates paid on certain deposits. Some of the increase in interest expense was mitigated by a favorable shift in deposit mix as the average balance on higher cost time deposits declined by $73.8 million or 17% in the second quarter of 2022 as compared to the second quarter of 2021, and by $116.1 million or 25% for the six months ending 2022 as compared to the same period in 2021, while lower or no cost average transaction and savings accounts increased $153.5 million or 6% for the second quarter of 2022 compared to the same period in 2021 and increased by $205.2 million or 9% over the comparable year to date periods.

Our net interest margin was 3.40% for the second quarter of 2022, as compared to 3.21% for the linked quarter and 3.60% for the second quarter of 2021.

Provision for Credit Losses

The Company recorded a provision for credit losses on loans and leases of $2.5 million in the second quarter of 2022 relative to a benefit of $2.1 million in the second quarter of 2021, and a year-to-date provision for credit losses on loans and leases of $3.1 million in 2022 as compared to a benefit of $1.9 million for the same period in 2021. The Company's $4.6 million, increase in the provision for credit losses on loans and leases in the second quarter of 2022 as compared to the second quarter of 2021, and the $5.0 million year to date increase in the provision for credit losses on loans and leases, compared to the same period in 2021was primarily due to the impact of $4.1 million in net charge-offs in the first six months of 2022. The increase in net charge-offs in the second quarter of 2022 was primarily related to a single office building loan relationship that was sold at a discount due to an increased risk of default that would have likely led to a prolonged collection period. For the first six months, the increase in net charge-offs also included a single dairy loan relationship that defaulted in late March 2022.

Noninterest Income

Total noninterest income increased by $3.8 million, or 58%, for the quarter ended June 30, 2022 as compared to the same quarter in 2021 and increased $3.1 million, or 23% for the comparable year-to-date periods. The quarterly comparison includes $3.2 million in non-recurring gains resulting from the sale of Visa B stock of $2.6 million and a small business investment company fund investment of $0.6 million, as well as $0.4 million in life insurance proceeds, a $1.0 million recovery of prior year legal expenses, and a $0.2 million gain from a recovery on an acquired loan. In addition, the year-to-date comparison reflects a $1.0 million gain on the sale of investment securities. These favorable adjustments to the quarter and year-to-date comparisons were partially offset by unfavorable declines of $1.4 million and $2.6 million respectively, in the value of separate account corporate-owned life insurance assets tied to non-qualified deferred compensation plans. Investments in the separate account variable life insurance policies are invested in a similar proportionate mix of asset classes that our deferred compensation participants have elected, with the exception of participant elections in a fixed income account. Such election by plan participants in the fixed income account is ignored which creates greater volatility of the corporate owned life insurance asset value as compared to the related liability balance for deferred compensation.

Service charges on customer deposit account income increased by $0.5 million, or 18%, to $3.2 million in the second quarter of 2022 as compared to the second quarter of 2021. This service charge income was $0.8 million higher, or 14% in the first six months of 2022, as compared to the same period in 2021. These increases in the quarterly and year-to-date comparisons are primarily a result of increased analysis fees and overdraft income. Overdraft fees and returned check charges increased $0.2 million to $1.4 million for the second quarter of 2022, and increased $0.4 million to $2.7 million for the first six months of 2022.

Noninterest Expense

Total noninterest expense increased by $1.9 million, or 9%, in the second quarter of 2022 relative to the second quarter of 2021, and by $1.8 million, or 4%, in the first six months of 2022 as compared to the first six months of 2021.

Sierra Bancorp Financial Results

July 25, 2022

Salaries and Benefits were $1.3 million, or 13%, higher in the second quarter of 2022 as compared to the second quarter of 2021 and $2.0 million, or 9% higher for the first six months of 2022 compared to the same period in 2021. The reason for this increase is primarily due to increased salary expense due to the strategic hiring of lending and management staff for both the quarterly and year-to-date comparisons.

Occupancy expenses were $0.2 million lower for the second quarter of 2022 as compared to the same quarter in 2021 and $0.4 million lower for the first half of 2022 as compared to the first half of 2021. The primary reason for this decrease was from a decrease in premises depreciation due to the sale of a branch building which was closed in the third quarter of 2021.

Other noninterest expense increased $0.8 million, or 11% for the second quarter 2022 as compared to the second quarter in 2021, and increased $0.2 million, or 2% for the first half of 2022 as compared to the same period in 2021. The variance for the second quarter of 2022 compared to the same period in 2021 was driven by a $0.7 million accrual for restitution payments to customers charged nonsufficient fund fees in the past five years for representments. This accrual was established after the FDIC published its position in how such representments are characterized for regulatory purposes. The Company also incurred higher costs of $0.3 million associated with postage and mailing of new account agreements to customers. Beginning in the third quarter of 2022, the Company will no longer charge customers for returned item fees, commonly referred to as nonsufficient fund fees. In addition, the Company increased overdraft privilege for both commercial and consumer customers but will limit the number of daily overdraft fees to four per day (previously five per day) and will no longer charge a fee for continuous overdrafts (previously a $35 charge after the 10th consecutive day an account is in an overdraft position). These changes to our nonsufficient fund fees, overdraft fees and overdraft privilege program are not expected to have a material impact on deposit fee income.

In addition, there was a $0.4 million increase in recruitment costs associated with new lending teams and management staff. For the quarterly and year-to-date comparisons, decreases in deferred compensation expense for directors, which is linked to the changes in life insurance income, partially offset the increases.

The Company's provision for income taxes was 26.3% of pre-tax income in the second quarter of 2022 relative to 25.3% in the second quarter of 2021, and 26.6% of pre-tax income for the first half of 2022 relative to 25.4% for the same period in 2021. The increase in effective tax rate for both the quarterly and year-to-date comparisons is due to the volatility in the Corporate Owned Life Insurance asset value associated with our non-qualified deferred compensation plans. In the second quarter and first half of 2022, the investments associated with the non-qualified deferred compensation plans declined in value, resulting in a non-deductible expense as compared to an increase in value generating non-taxable income for the second quarter, and first half of 2021.

Balance Sheet Summary

Balance sheet changes during the first half of 2022 include an increase in total assets of $25.6 million, or 1%, primarily a result of a $32.9 million increase gross loan balances, a $52.3 million increase in investment securities, a $14.6 million increase in other equity investments, including Low Income Housing Tax Credit Funds, SBA loan funds and limited partnerships, a $28.3 million increase in deferred tax assets, and a $18.9 million increase in cash and due from banks. These changes were partially offset by a $114.6 million decrease in short term investments, primarily overnight investments.

The increase in gross loan balances as compared to December 31, 2021 was primarily a result of an increase in 1-4 family residential real estate loans, mostly from the purchase of $173.1 million in high quality jumbo mortgage loans and a $12.8 million organic increase in multi-family residential loans. Counterbalancing these positive variances were loan paydowns and maturities resulting in net declines in many categories even with higher loan production. In particular, there was a $20.4 million net decrease in construction loans, a $9.9 million net decline in commercial real estate loans, a $37.0 million net reduction in commercial and industrial loans, a $43.0 million unfavorable change in mortgage warehouse line utilization, and a $10.2 net decline in agricultural loans. Further, SBA PPP loan forgiveness resulted in a $23.6 million decline in loan balances, included in the commercial and industrial variance noted above.

Sierra Bancorp Financial Results

July 25, 2022

As indicated in the loan roll forward below, new credit extended for the second quarter of 2022, increased $97.0 million over the linked quarter to $119.6 million and increased $97.9 million over the same period in 2021. This organic loan growth is attributable to the new agricultural and commercial real estate lending teams added earlier this year. Contributing to our organic growth, loans purchased totaled $173.1 million, however we had $201.8 million in loan paydowns and maturities, along with a $43.0 million decrease in mortgage warehouse line utilization and a $37.4 million decrease in line of credit utilization.

LOAN ROLLFORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Gross loans beginning balance	$1,983,331	$1,989,726	$2,288,468	$1,989,726	$2,463,111
New credit extended	119,553	22,543	21,698	142,096	88,294
Loan purchases	46,364	126,718	—	173,082	—
Changes in line of credit utilization	(17,837)	(19,553)	(17,071)	(37,390)	(39,657)
Change in mortgage warehouse	956	(44,005)	(37,588)	(43,049)	(157,327)
Pay-downs, maturities, charge-offs and amortization (1)	(109,705)	(92,098)	(110,711)	(201,803)	(209,625)
Gross loans ending balance	2,022,662	1,983,331	2,144,796	2,022,662	2,144,796
Deferred costs and (fees), net	(1,081)	(1,200)	(3,835)	(1,081)	(3,835)
Loans, net of deferred costs and (fees)	$2,021,581	$1,982,131	$2,140,961	$2,021,581	$2,140,961

(1)	Includes $1.6 million from the sale of a performing loan during the second quarter of 2022.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $199.4 million at June 30, 2022, compared to $242.3 million at December 31, 2021. Total line utilization, excluding mortgage warehouse and consumer overdraft lines, was 61.2% at June 30, 2022 and 61.0% at December 31, 2021. Mortgage warehouse utilization declined significantly to 12% at June 30, 2022, as compared to 28% at December 31, 2021. It should be noted that approximately $278.0 million of the mortgage warehouse lines were moved to repurchase agreement lines that provide stronger credit protection to the Company, as well as more favorable regulatory capital treatment as these repurchase lines are not considered off-balance sheet commitments.

PPP loans continue to decline as borrowers receive forgiveness on these loans. There were 107 loans for $8.2 million outstanding at June 30, 2022, compared to 440 loans for $31.8 million at December 31, 2021.

Deposit balances reflect growth of $69.4 million, or 2%, during the first six months of 2022. Core non-maturity deposits increased by $63.5 million, or 3%, while customer time deposits increased by $5.9 million, or 2%. Wholesale brokered deposits were unchanged at $60.0 million. Overall noninterest-bearing deposits as a percent of total deposits at June 30, 2022, increased to 39.3%, as compared to 39.0% at December 31, 2021. Other interest-bearing liabilities of $202.6 million on June 30, 2022 consisted of $118.0 million in customer repurchase agreements, $35.4 million in trust preferred securities and $49.2 million in subordinated debentures.

Sierra Bancorp Financial Results

July 25, 2022

The Company continues to have substantial liquidity. At June 30, 2022, and December 31, 2021, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands):

Primary and secondary liquidity sources	June 30, 2022	December 31, 2021
Cash and cash equivalents	$161,875	$257,528
Unpledged investment securities	839,833	806,132
Excess pledged securities	38,245	47,024
FHLB borrowing availability	830,615	787,519
Unsecured lines of credit	305,000	305,000
Funds available through fed discount window	32,762	50,608
Totals	$2,208,330	$2,253,811

Total capital of $299.0 million at June 30, 2022 reflects a decrease of $63.4 million, or 18%, relative to year-end 2021. The decrease in equity during the first half of 2022 was due to the addition of $16.6 million in net income, offset by a $61.6 million unfavorable swing in accumulated other comprehensive income/loss due principally to changes in investment securities’ fair value, a one-time adjustment from the implementation of CECL on January 1, 2022 for $7.3 million, $4.9 million in share repurchases and net of $7.0 million in dividends paid. The remaining difference is related to stock options exercised and restricted stock compensation recognized during the quarter.

The Company’s strong liquidity position enabled the transfer of $162.1 million of “available-for-sale” investment securities to “held-to-maturity” classification effective April 1, 2022. The transfer was initiated to reduce the effect of future rate increases on the available-for-sale portfolio, mark-to-market adjustments, comprehensive income and equity.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans and foreclosed assets, increased by $25.1 million to $29.7 million for the first half of 2022. The Company's ratio of nonperforming loans to gross loans increased to 1.47% at June 30, 2022 from 0.23% at December 31, 2021. The increase resulted from an increase in non-accrual loan balances, primarily as a result of a downgrade in the first quarter of 2022 of one loan relationship in the dairy industry consisting of four separate loans. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

The Company's allowance for credit losses on loans and leases was $22.8 million at June 30, 2022, as compared to $14.3 million at December 31, 2021. The $8.5 million increase in the allowance for credit losses on loans and leases during the first half of 2022 is due to a $9.5 million one-time adjustment from the implementation of CECL on January 1, 2022, a $3.1 million provision for credit losses on loans and leases, and net loan charge-offs of $4.1 million. In the second quarter of 2022, net loan charge-offs were $2.3 million, including $1.6 million from the sale of a performing loan during the quarter. Such loan was an office building that had previously had interest deferred under the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Included in the charge-off was $0.7 million of deferred interest that was not contractually due at the time of sale. Given the potential of a prolonged work-out process with the customer, management determined that the best long-term course of action would be sell this loan rather than waiting for it to become noncurrent and begin a foreclosure process.

The allowance was 1.13% of gross loans at June 30, 2022, and 0.72% of gross loans at December 31, 2021. Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of June 30, 2022, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance.

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 45th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-

Sierra Bancorp Financial Results

July 25, 2022

service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California, an SBA center, and a dedicated loan production office in Roseville, California. In 2022, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

July 25, 2022

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Cash and due from banks	$161,875	$253,534	$257,528	$422,350	$373,902
Investment securities
Available-for-sale, at fair value	864,178	1,025,032	973,314	732,312	607,474
Held-to-maturity, at amortized cost, net of allowance for credit losses	161,399	-	-	-	-
Real estate loans
1-4 family residential construction	5,542	8,800	21,369	34,720	37,165
Other construction/land	20,816	24,633	25,299	25,512	27,682
1-4 family - closed-end	429,109	398,871	289,457	220,240	106,599
Equity lines	25,260	23,389	26,588	31,341	33,334
Multi-family residential	66,367	59,711	53,458	55,628	58,230
Commercial real estate - owner occupied	312,060	331,764	334,446	345,116	359,021
Commercial real estate - non-owner occupied	898,159	857,051	882,888	995,921	1,048,153
Farmland	101,675	98,865	106,706	124,446	125,783
Total real estate loans	1,858,988	1,803,084	1,740,211	1,832,924	1,795,967
Agricultural production loans	28,660	31,663	33,990	43,296	42,952
Commercial and industrial	72,616	87,173	109,791	132,292	150,632
Mortgage warehouse lines	58,134	57,178	101,184	126,486	150,351
Consumer loans	4,264	4,233	4,550	4,828	4,894
Gross loans and leases	2,022,662	1,983,331	1,989,726	2,139,826	2,144,796
Deferred loan and lease fees	(1,081)	(1,200)	(1,865)	(2,612)	(3,835)
Allowance for credit losses on loans and leases	(22,802)	(22,530)	(14,256)	(15,617)	(16,421)
Net loans and leases	1,998,779	1,959,601	1,973,605	2,121,597	2,124,540

Bank premises and equipment	22,937	23,239	23,571	24,490	25,949
Other assets	187,467	157,448	142,996	141,990	140,183
Total assets	$3,396,635	$3,418,854	$3,371,014	$3,442,739	$3,272,048

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,120,413	$1,104,691	$1,084,544	$1,111,411	$1,073,833
Interest-bearing transaction accounts	736,034	776,457	744,553	765,823	752,137
Savings deposits	482,140	480,178	450,785	451,248	435,076
Money market deposits	152,596	149,918	147,793	141,348	133,977
Customer time deposits	299,816	293,699	293,897	290,816	295,891
Wholesale brokered deposits	60,000	60,000	60,000	60,000	85,000
Total deposits	2,850,999	2,864,943	2,781,572	2,820,646	2,775,914

Long-term debt	49,173	49,151	49,141	49,221	-
Subordinated debentures	35,392	35,347	35,302	35,258	35,213
Other interest-bearing liabilities	118,014	107,760	106,937	92,553	70,535
Total deposits and interest-bearing liabilities	3,053,578	3,057,201	2,972,952	2,997,678	2,881,662

Allowance for credit losses on unfunded loan commitments	893	1,040	203	203	193
Other liabilities	43,117	34,922	35,365	80,351	32,464
Total capital	299,047	325,691	362,494	364,507	357,729
Total liabilities and capital	$3,396,635	$3,418,854	$3,371,014	$3,442,739	$3,272,048

Sierra Bancorp Financial Results

July 25, 2022

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	2,769	3,022	3,275	3,527	3,780
Total intangible assets	$30,126	$30,379	$30,632	$30,884	$31,137

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Non-accruing loans	$29,745	$30,446	$4,522	$6,788	$7,276
Foreclosed assets	2	93	93	93	774
Total nonperforming assets	$29,747	$30,539	$4,615	$6,881	$8,050

Performing TDR's (not included in NPA's)	$4,714	$4,568	$4,910	$5,509	$10,774
Net (recoveries) / charge offs	$4,056	$1,778	$(168)	$(329)	$(533)

Past due & still accruing (30-89)	$1,037	$2,809	$2,013	$380	$3,197

Non-performing loans to gross loans	1.47%	1.54%	0.23%	0.32%	0.34%
NPA's to loans plus foreclosed assets	1.47%	1.54%	0.23%	0.32%	0.38%
Allowance for credit losses on loans and leases to loans	1.13%	1.14%	0.72%	0.73%	0.77%

SELECT PERIOD-END STATISTICS
(Unaudited)
	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Shareholders' equity / total assets	8.8%	9.5%	10.8%	10.6%	10.9%
Gross loans / deposits	70.9%	69.2%	71.5%	75.9%	77.3%
Noninterest-bearing deposits / total deposits	39.3%	38.6%	39.0%	39.4%	38.7%

Sierra Bancorp Financial Results

July 25, 2022

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the six months ended:
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Interest income	$28,206	$26,081	$28,092	$54,287	$57,550
Interest expense	1,621	1,325	903	2,945	1,806
Net interest income	26,585	24,756	27,189	51,342	55,744

Provision / (benefit) for credit losses on loans and leases	2,548	600	(2,100)	3,148	(1,850)
Benefit for credit losses on unfunded loan commitments	(147)	(94)	-	(241)	-
Provision for credit losses on held-to-maturity securities	18	-	-	18	-
Net interest income after provision	24,166	24,250	29,289	48,417	57,594

Service charges	3,204	3,040	2,725	6,245	5,491
BOLI (expense) income	(582)	(645)	814	(1,228)	1,397
Gain on sale of investments	-	1,032	-	1,032	-
Other noninterest income	7,817	2,636	3,073	10,453	6,554
Total noninterest income	10,439	6,063	6,612	16,502	13,442

Salaries and benefits	11,745	11,805	10,425	23,550	21,576
Occupancy expense	2,406	2,294	2,626	4,699	5,112
Other noninterest expenses	7,962	6,074	7,184	14,037	13,818
Total noninterest expense	22,113	20,173	20,235	42,286	40,506

Income before taxes	12,492	10,140	15,666	22,633	30,530
Provision for income taxes	3,288	2,733	3,958	6,022	7,744
Net income	$9,204	$7,407	$11,708	$16,611	$22,786

TAX DATA
Tax-exempt muni income	$1,854	$1,726	$1,517	$3,581	$2,967
Interest income - fully tax equivalent	$28,699	$26,540	$28,495	$55,239	$58,339

Sierra Bancorp Financial Results

July 25, 2022

PER SHARE DATA
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Basic earnings per share	$0.62	$0.49	$0.77	$1.11	$1.49
Diluted earnings per share	$0.61	$0.49	$0.76	$1.10	$1.48
Common dividends	$0.23	$0.23	$0.21	$0.46	$0.42

Weighted average shares outstanding	14,931,701	15,021,138	15,243,698	14,976,774	15,242,451
Weighted average diluted shares	15,004,017	15,120,990	15,375,825	15,063,804	15,365,966

Book value per basic share (EOP)	$19.82	$21.59	$23.21	$19.82	$23.21
Tangible book value per share (EOP)	$17.82	$19.58	$21.19	$17.82	$21.19

Common shares outstanding (EOP)	15,090,792	15,086,032	15,410,763	15,090,792	15,410,763

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the six months ended:
	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Return on average equity	11.68%	8.64%	13.29%	10.10%	13.11%
Return on average assets	1.07%	0.88%	1.42%	0.98%	1.41%
Net interest margin (tax-equivalent)	3.40%	3.21%	3.60%	3.31%	3.76%
Efficiency ratio (tax-equivalent)¹	59.19%	67.08%	58.79%	62.70%	57.57%
Net charge offs (recoveries) to avg loans (not annualized)	0.11%	0.09%	(0.01)%	0.20%	(0.02)%

(1) Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities

NON-GAAP FINANCIAL MEASURES
(Unaudited)
	6/30/2022	3/31/2022	6/30/2021
Total stockholders' equity	$299,047	$325,691	$357,729
Less: goodwill and other intangible assets	30,126	30,379	31,137
Tangible common equity	$268,921	$295,312	$326,592

Total assets	$3,396,635	$3,418,854	$3,272,048
Less: goodwill and other intangible assets	30,126	30,379	31,137
Tangible assets	$3,366,509	$3,388,475	$3,240,911

Common shares outstanding	15,090,792	15,086,032	15,410,763

Book value per common share	$19.82	$21.59	$23.21
Tangible book value per common share	$17.82	$19.58	$21.19
Equity ratio - GAAP (total stockholders' equity / total assets	8.80%	9.53%	10.93%
Tangible common equity ratio (tangible common equity / tangible assets)	7.99%	8.72%	10.08%

Sierra Bancorp Financial Results

July 25, 2022

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the six months ended:
Noninterest income:	6/30/2022	3/31/2022	6/30/2021	6/30/2022	6/30/2021
Service charges on deposit accounts	$3,204	$3,040	$2,725	$6,245	$5,491
Debit card fees	2,161	2,056	2,235	4,218	—
Bank-owned life insurance	(582)	(645)	814	(1,228)	1,397
Other service charges and fees	732	696	993	1,462	5,611
Gain on sale of securities	—	1,032	—	1,032	—
Loss on tax credit investment	(113)	(113)	(114)	—	—
Other	5,037	(3)	(41)	4,773	943
Total noninterest income	$10,439	$6,063	$6,612	$16,502	$13,442
As a % of average interest earning assets (1)	1.31%	0.77%	0.86%	1.04%	0.89%

Noninterest expense:
Salaries and employee benefits	$11,745	$11,805	$10,425	$23,550	$21,576
Occupancy costs
Furniture & equipment	511	454	453	964	905
Premises	1,895	1,840	2,173	3,735	4,207
Advertising and marketing costs	449	406	292	855	612
Data processing costs	1,525	1,485	1,513	3,010	2,939
Deposit services costs	2,417	2,245	2,282	4,662	4,350
Loan services costs
Loan processing	186	111	65	297	234
Foreclosed assets	92	(5)	(10)	87	98
Other operating costs
Telephone & data communications	377	444	668	821	1,048
Postage & mail	223	56	109	279	193
Other	1,447	419	337	1,868	799
Professional services costs
Legal & accounting services	673	546	682	1,219	1,125
Other professional service	259	143	1,004	402	1,899
Stationery & supply costs	116	85	73	201	151
Sundry & tellers	198	139	169	336	370
Total noninterest expense	$22,113	$20,173	$20,235	$42,286	$40,506
As a % of average interest earning assets (1)	2.78%	2.57%	2.64%	2.67%	2.68%
Efficiency ratio (2)(3)	59.19%	67.08%	58.79%	62.70%	57.58%

(1)	Annualized
(2)	Tax equivalent
(3)	Noninterest expense as a percentage of the sum of net interest income and noninterest income excluding net gains (losses) from securities and bank owned life insurance income.

Sierra Bancorp Financial Results

July 25, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2022			March 31, 2022			June 30, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from's	$ 146,287	$ 270	0.74%	$ 194,846	$ 93	0.19%	$ 308,453	$ 85	0.11%
Taxable	752,693	4,477	2.39%	744,599	3,490	1.90%	340,690	1,573	1.85%
Non-taxable	284,198	1,854	3.31%	294,409	1,726	3.01%	243,461	1,517	3.16%
Total investments	1,183,178	6,601	2.40%	1,233,854	5,309	1.90%	892,604	3,175	1.61%

Loans and leases: (3)
Real estate	1,844,367	19,659	4.28%	1,753,394	18,326	4.24%	1,825,600	21,015	4.62%
Agricultural production	30,466	232	3.05%	33,986	302	3.60%	43,959	408	3.72%
Commercial	80,533	980	4.88%	97,127	1,398	5.84%	166,554	2,124	5.12%
Consumer	4,264	207	19.47%	4,448	206	18.78%	4,978	193	15.55%
Mortgage warehouse lines	49,884	493	3.96%	61,255	510	3.38%	142,348	1,151	3.24%
Other	2,354	34	5.79%	1,485	30	8.19%	1,460	26	7.14%
Total loans and leases	2,011,868	21,605	4.31%	1,951,695	20,772	4.32%	2,184,899	24,917	4.57%
Total interest earning assets (4)	3,195,046	$ 28,206	3.60%	3,185,549	$ 26,081	3.38%	3,077,503	$ 28,092	3.71%
Other earning assets	15,628			15,679			15,438
Non-earning assets	239,803			210,724			209,218
Total assets	$ 3,450,477			$ 3,411,952			$ 3,302,159

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 221,322	$ 120	0.22%	$ 202,962	$ 106	0.21%	$ 161,871	$ 91	0.23%
NOW	542,915	82	0.06%	546,280	82	0.06%	601,339	116	0.08%
Savings accounts	480,654	70	0.06%	467,700	67	0.06%	424,512	59	0.06%
Money market	155,574	23	0.06%	151,339	23	0.06%	139,336	30	0.09%
Time deposits	295,850	441	0.60%	293,684	234	0.32%	337,270	262	0.30%
Wholesale brokered deposits	60,000	48	0.32%	60,000	48	0.32%	92,418	61	0.26%
Total interest-bearing deposits	1,756,315	784	0.18%	1,721,965	560	0.13%	1,756,746	619	0.14%
Borrowed funds:
Other interest-bearing liabilities	112,586	77	0.27%	105,238	82	0.31%	61,186	39	0.26%
Long-term debt	49,160	430	3.51%	49,143	428	3.53%	—	—	0.00%
Subordinated debentures	35,365	330	3.74%	35,320	255	2.93%	35,185	245	2.79%
Total borrowed funds	197,111	837	1.70%	189,701	765	1.64%	96,371	284	1.18%
Total interest-bearing liabilities	1,953,426	1,621	0.33%	1,911,666	1,325	0.28%	1,853,117	903	0.20%
Demand deposits - noninterest-bearing	1,132,601			1,093,709			1,052,494
Other liabilities	48,458			59,026			43,095
Shareholders' equity	315,992			347,551			353,453
Total liabilities and shareholders' equity	$ 3,450,477			$ 3,411,952			$ 3,302,159

Interest income/interest earning assets			3.60%			3.38%			3.71%
Interest expense/interest earning assets			0.20%			0.17%			0.11%
Net interest income and margin (5)		$ 26,585	3.40%		$ 24,756	3.21%		$ 27,189	3.60%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.4 million and $1.0 million for the quarters ended June 30, 2022 and 2021, respectively, and $0.4 million for the quarter ended March 31, 2022.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

July 25, 2022

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the six months ended			For the six months ended
	June 30, 2022			June 30, 2021
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$170,432	$363	0.43%	$193,120	$104	0.11%
Taxable	756,061	7,966	2.12%	329,029	3,150	1.93%
Non-taxable	281,882	3,581	3.24%	235,204	2,967	3.22%
Total investments	1,208,375	11,910	2.15%	757,353	6,221	1.87%

Loans and leases:(3)
Real estate	$1,799,132	$37,984	4.26%	$1,852,330	$42,407	4.62%
Agricultural	32,216	534	3.34%	45,050	827	3.70%
Commercial	88,784	2,378	5.40%	179,036	4,575	5.15%
Consumer	4,355	413	19.12%	5,199	389	15.09%
Mortgage warehouse lines	55,538	1,003	3.64%	192,329	3,078	3.23%
Other	1,922	65	6.82%	1,523	53	7.02%
Total loans and leases	1,981,947	42,377	4.31%	2,275,467	51,329	4.55%
Total interest earning assets (4)	3,190,322	54,287	3.49%	3,032,820	57,550	3.88%
Other earning assets	15,654			14,363
Non-earning assets	225,345			205,187
Total assets	$3,431,321			$3,252,370

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$212,193	$226	0.21%	$146,403	$164	0.23%
NOW	544,589	164	0.06%	585,344	217	0.07%
Savings accounts	474,213	137	0.06%	407,894	112	0.06%
Money market	153,469	46	0.06%	137,887	60	0.09%
Time deposits	294,773	675	0.46%	374,636	551	0.30%
Brokered deposits	60,000	96	0.32%	96,188	123	0.26%
Total interest-bearing deposits	1,739,237	1,344	0.16%	1,748,352	1,227	0.14%
Borrowed funds:
Other interest-bearing liabilities	108,932	159	0.29%	62,312	86	0.28%
Long-term debt	49,152	857	3.52%	—	—	—
Subordinated debentures	35,342	585	3.34%	35,164	493	2.83%
Total borrowed funds	193,426	1,601	1.67%	97,476	579	1.20%
Total interest-bearing liabilities	1,932,663	2,945	0.31%	1,845,828	1,806	0.20%
Demand deposits – noninterest-bearing	1,113,262			1,015,023
Other liabilities	53,712			41,156
Shareholders' equity	331,684			350,363
Total liabilities and shareholders' equity	$3,431,321			$3,252,370

Interest income/interest earning assets			3.49%			3.88%
Interest expense/interest earning assets			0.18%			0.12%
Net interest income and margin(5)		$51,342	3.31%		$55,744	3.76%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for possible loan losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $0.8 million and $2.4 million for the six months ended June 30, 2022 and 2021, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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